THE CHEFS’ WAREHOUSE, INC. 8-K

Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE BYLAWS OF

THE CHEFS’ WAREHOUSE, INC.

The undersigned, Alexandros Aldous, hereby certifies that he is the duly appointed, qualified, and acting General Counsel and Corporate Secretary of The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), and that on May 3, 2016, the Board of Directors of the Company (the “Board”) amended the Bylaws of the Company as set forth below:

WHEREAS, the Nominating and Corporate Governance Committee has recommended approval of the amended Bylaws to the Board (as amended, the “Amended Bylaws”), substantially in the form presented to the Board, to institute a limit on the number of years following July 28, 2011 (i.e., the time of the Company’s initial public offering) that any director on the Board may hold office;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to institute a limit on the number of years following July 28, 2011 (i.e., the time of the Company’s initial public offering) that any director on the Board may hold office; and

WHEREAS, pursuant to Section 4 of Article VII of the Company’s Certificate of Incorporation, the Board has the express authority to make, alter, amend, change, add or repeal the Bylaws of the Company by the affirmative vote of the total number of directors on the Board.

NOW THEREFORE, BE IT RESOLVED, that pursuant to its authority under Section 4 of Article VII of the Company’s Certificate of Incorporation, the Board hereby approves amending the Bylaws, to replace Section 3 of Article III with the following new section:

“Section 3. Election and Term. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal. Notwithstanding the foregoing, no duly elected director shall be eligible to hold the office of director as of the first annual meeting held following the tenth (10th) complete calendar year in which he or she has held office, not including any calendar year prior to January 1, 2012.”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 3rd day of May, 2016.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Signature

Alexandros Aldous,
General Counsel and Corporate Secretary